American National Bankshares Inc. Announces Medical Retirement of William W. Traynham as Chief Financial Officer; Appoints Jeffrey W. Farrar as Chief Financial Officer

For more information, contact:

Jeffrey V. Haley
President & Chief Executive Officer
American National Bankshares Inc.
haleyj@amnb.com
434.773.2259

FOR IMMEDIATE RELEASE:

DANVILLE, VA, October 16, 2019 – American National Bankshares Inc. (NASDAQ: AMNB), parent company (the Company) of American National Bank and Trust Company (the Bank) announced today that William W. Traynham has informed the Company that he will retire from his position as Executive Vice President and Chief Financial Officer for medical reasons effective October 31, 2019. Jeffrey W. Farrar, Executive Vice President and Chief Operating Officer, will assume the additional role of Chief Financial Officer and Principal Financial Officer for the Company and the Bank as of that date.
“I really can’t say enough good things about Bill and how much he has helped American National, particularly during such a critical period in our Bank’s growth,” stated Jeffrey V. Haley, President & Chief Executive Officer of the Company and the Bank. “His contributions to American National have positioned us well and we are grateful for the ten years he spent with us,” continued Haley.
Farrar has more than twenty years of experience in community banking, most recently serving as Executive Vice President and Chief Financial Officer at Old Point Financial Corporation. Prior to that, he was with Union Bankshares Corporation and its predecessor companies since 1996. Farrar is a certified public accountant and a graduate of Virginia Tech with a B.S. in Accounting and a recipient of a Master’s in Business Administration from Virginia Commonwealth University. “Jeff has developed a strong sense of American National since he joined us in June and is a natural fit for the Chief Financial Officer role,” remarked Haley. “He has proven to be instrumental in many areas of the Bank and I know he will serve us well as our next CFO. His previous experience in this role will allow for a seamless transition.”

About American National Bankshares Inc.
American National Bankshares Inc. (the Company) is a multi-state bank holding company with total assets of approximately $2.5 billion. Headquartered in Danville, Virginia, the Company is the parent company of American National Bank and Trust Company (the Bank). The Bank is a community bank serving Virginia and North Carolina with 28 banking offices and also oversees approximately an additional $855 million of trust, investment and brokerage assets in its Trust and Investment Services Division. Additional information about the Company and the Bank is available on the bank's website at www.amnb.com.

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